Exhibit 23.2

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Registration Statement of RF Monolithics, Inc. on Form S-8 for the 1994 Employee Stock Purchase Plan, as amended, and the 1997 Equity Incentive Plan, as amended, of our report dated November 17, 2003, appearing in the Annual Report on Form 10-K of RF Monolithics, Inc. for the year ended August 31, 2003.

/s/ DELOITTE & TOUCHE LLP

Dallas, Texas

March 23, 2004